Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 1, 2016, with respect to the statements of revenues and direct operating expenses, which comprise the revenues and direct operating expenses of certain oil and gas properties of Comstock Resources, Inc. acquired by Esquisto Resouces II, LLC (the “Comstock Properties working interest”) included in the Registration Statement (Form S-1 No. 333-                ) and related Prospectus of WildHorse Resource Development Corporation for the registration of shares of its common stock.

/s/Ernst & Young

Dallas, TX

November 10, 2016